Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

September 26, 2006

The Western Union Company

12500 East Belford Avenue

Englewood, CO 80112

Re:	22,000,000 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by The Western Union Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 22,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Plan Shares”) to be issued under The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions or law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. Each Plan Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when (i) the Plan shall have been duly approved by the Company’s Board of Directors and the sole stockholder of the Company; (ii) the Registration Statement shall have become effective under the Securities Act; (iii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such Plan Share as contemplated by the Plan; and (iv) such Plan Share shall have been duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

The Western Union Company

September 26, 2006

This opinion letter is limited to the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or “blue sky” laws of the various states or the District of Columbia to the issuance or sale of the Plan Shares.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement or related prospectus. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin LLP